NEWS RELEASE

For immediate release

Navient appoints David Yowan to Board of Directors

WILMINGTON, Del., April 4, 2017—Navient, a leading asset management and business processing solutions company, today announced the appointment of David L. Yowan to its Board of Directors.

“David Yowan’s extensive background in corporate finance, consumer financial products, and processing services, makes him a significant asset to our board,” said William Diefenderfer, chairman of the board. “We welcome Dave as we continue to move Navient forward and deliver on our mission of providing solutions that enhance the financial success of our customers.”

Yowan is executive vice president and corporate treasurer for American Express. As corporate treasurer, he led a significant transformation of the company’s funding profile from a wholesale-funded institution to one with more diversified funding sources.

At American Express, Yowan successfully launched deposit-taking activities, which have attracted more than $50 billion in balances including an online deposit business that has generated over $30 billion in consumer deposits.

Prior to joining American Express in 1999, Yowan worked for Citicorp for more than 10 years. He earned a bachelor’s in economics from the College of William & Mary and a Master of Management from Northwestern University.

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About Navient
Navient (Nasdaq:NAVI) is a Fortune 500 company that provides asset management and business processing solutions to education, healthcare, and government clients at the federal, state, and local levels. The company helps its clients and millions of Americans achieve financial success through services and support. Headquartered in Wilmington, Del., Navient employs team members in western New York, northeastern Pennsylvania, Indiana, Tennessee, Texas, Virginia, and other locations. Learn more at navient.com.

Contact:

Media: Patricia Nash Christel, 302-283-4076, patricia.christel@navient.com

Investors: Joe Fisher, 302-283-4075, joe.fisher@navient.com

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